Free Writing Prospectus
Filed Pursuant to Rule 433
Dated May 5, 2022
Registration Statement Nos. 333-262471 and 333-262471-01

BMW FS SECURITIES LLC HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES.  BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND THE OTHER DOCUMENTS BMW FS SECURITIES LLC HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT BMW FS SECURITIES LLC, BMW VEHICLE OWNER TRUST 2022-A AND THIS OFFERING.  YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV.  ALTERNATIVELY, BMW FS SECURITIES LLC, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING 1-866-375-6829.

Free Writing Prospectus dated May 5, 2022

$1,250,000,000(1)
Asset-Backed Notes

BMW Vehicle Owner Trust 2022-A
Issuing Entity
(CIK Number: 0001921318)

BMW FS Securities LLC Depositor (CIK Number: 0001136586)	BMW Financial Services NA, LLC Sponsor, Originator, Seller, Servicer and Administrator (CIK Number: 0001541188)	BMW Bank of North America Originator and Seller

The depositor has prepared a preliminary prospectus dated May 5, 2022 which describes the notes to be issued by the issuing entity. You should review such preliminary prospectus in its entirety before deciding to purchase any of the notes.

Ratings

It is a condition to the issuance of the notes that, on the closing date, they receive at least the indicated ratings from S&P Global Ratings (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s” and, together with S&P, the “rating agencies”), listed below.

	S&P	Moody’s
Class A-1 Notes	A-1+ (sf)	P-1 (sf)
Class A-2 Notes	AAA (sf)	Aaa (sf)
Class A-3 Notes	AAA (sf)	Aaa (sf)
Class A-4 Notes	AAA (sf)	Aaa (sf)
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(1) The issuing entity will issue asset backed notes with an aggregate initial principal amount of $1,250,000,000 or $1,500,000,000.

A security rating is not a recommendation to buy, sell or hold notes. The ratings of the notes address the likelihood of the payment of principal and interest on the notes according to their terms.  Each rating agency rating the notes will monitor the ratings using its normal surveillance procedures.  Any rating agency may change or withdraw its assigned rating at any time. If this happens, no person or entity will be obligated to provide any additional credit enhancement for the notes. Any rating action taken by one rating agency may not necessarily be taken by the other rating agency.

None of the sponsor, the depositor, the servicer, the administrator, the sellers, the originators, the indenture trustee, the owner trustee, the asset representations reviewer or any of their affiliates will be required to monitor any changes to the ratings on these notes.

Underwriters

RBC Capital Markets	BNP PARIBAS	J.P. Morgan

Co-Managers

Barclays	Credit Agricole Securities